Exhibit 99.2

CONSENT TO BE NAMED AS TRUSTEE

The undersigned hereby consents: (i) to being named as a person who has agreed to serve as a trustee of Ellington Residential Mortgage REIT (the “Company”) upon the completion of the initial public offering of common shares described in the Company’s Registration Statement on Form S-11 (as amended or supplemented, the “Registration Statement”); and (ii) to the inclusion of his biographical information in the Registration Statement.

/s/ Robert B. Allardice, III
Robert B. Allardice, III

Dated: April 22, 2013